Exhibit 99.1
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

                    CONSUMER PORTFOLIO SERVICES, INC. REPORTS
                           2008 FIRST QUARTER EARNINGS

IRVINE, CALIFORNIA, APRIL 15, 2008 (BUSINESS WIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) ("CPS" or the "Company") today announced earnings for its first quarter ended March 31, 2008.

Total revenues for the first quarter of 2008 increased approximately $16.8 million, or 19.4%, to $103.3 million, compared to $86.5 million for the first quarter of 2007. Total operating expenses for the first quarter of 2008 were $99.5 million, an increase of $18.4 million, or 22.7%, as compared to $81.1 million for the 2007 period.

Pretax income for the first quarter of 2008 decreased to $3.8 million, compared to pretax income of $5.4 million for the first quarter of 2007. Net income for the first quarter of 2008 was $2.1 million, or $0.11 per diluted share, compared to net income of $3.2 million, or $0.14 per diluted share, for the year-ago quarter.

During the first quarter of 2008, CPS purchased $176.1 million of contracts from dealers as compared to $265.8 million during the fourth quarter of 2007 and $330.3 million during the first quarter of 2007. The Company's managed receivables totaled $2,092.1 million as of March 31, 2008, an increase of $365.4 million, or 21.2%, from $1,726.7 million as of March 31, 2007, as follows ($ in millions):


Originating Entity                                          March 31, 2008          March 31, 2007
------------------                                          --------------          --------------
CPS                                                               $2,028.8                $1,658.9
TFC                                                                   62.6                    62.4
MFN                                                                    0.0                     0.1
SeaWest                                                                0.5                     3.1
As Third Party Servicer for SeaWest Financial                          0.2                     2.2
                                                                  --------                --------
     Total                                                        $2,092.1                $1,726.7


Subsequent to quarter end, the Company completed its first securitization since September of last year with the sale of $244.4 million of triple A rated asset-backed notes.

Annualized net charge-offs during the March 2008 quarter were 6.66% of the average owned portfolio as compared to 5.12% during the 2007 quarter. Delinquencies greater than 30 days (including repossession inventory) were 4.82% of the total owned portfolio as of March 31, 2008, as compared to 3.55% as of March 31, 2007.

"While our financial results for the first quarter of 2008 were not immune to the ongoing capital markets turbulence and economic slowdown, we are pleased to have been able to continue to build the equity base of the Company," said Charles E. Bradley, Jr., Chief Executive Officer. "In addition, with the completion of our securitization last week, we have significant borrowing capacity available under our warehouse credit facilities. As a result of the credit tightening changes and price increases we have implemented over the last six months, we should be well positioned once the capital markets stabilize."

CONFERENCE CALL

CPS announced that it will hold a conference call tomorrow, April 16, 2008, at 1:30 p.m. ET to discuss its quarterly earnings. Those wishing to participate by telephone may dial-in at 973-582-2717 approximately 10 minutes prior to the scheduled time.

A replay will be available between April 16, 2008 and April 23, 2008, beginning one hour after conclusion of the call, by dialing 800-642-1687 or 706-645-9291 for international participants, with pin number 43172900. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S RECORDED REVENUE, EXPENSE AND PROVISION FOR CREDIT LOSSES, BECAUSE THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES. THE ACCURACY OF SUCH ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING: POSSIBLE INCREASED DELINQUENCIES; REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS; POSSIBLE UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF CONSUMER BANKRUPTCY FILINGS OR THE EFFECTS OF RECENT CHANGES IN BANKRUPTCY LAW, WHICH COULD ADVERSELY AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE DECLINES IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED. ALL OF SUCH FACTORS ALSO MAY AFFECT THE COMPANY'S FUTURE EARNINGS, AS TO WHICH THERE CAN BE NO ASSURANCE.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

INVESTOR RELATIONS CONTACTS

Consumer Portfolio Services, Inc.

Robert E. Riedl
949-753-6800

Erica Waldow
888-505-9200

  CONSUMER PORTFOLIO SERVICES, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                             Three months ended
                                                                March 31,
                                                           ---------------------
                                                             2008         2007
                                                           --------     --------
REVENUES:
Interest income                                            $ 99,362     $ 80,490
Servicing fees                                                  428          282
Other income                                                  3,511        5,723
                                                           --------     --------
                                                            103,301       86,495
                                                           --------     --------
EXPENSES:
Employee costs                                               13,482       10,804
General and administrative                                    7,346        5,969
Interest                                                     39,034       29,505
Provision for credit losses                                  34,909       29,489
Other expenses                                                4,756        5,318
                                                           --------     --------
                                                             99,527       81,085
                                                           --------     --------
Income before income taxes                                    3,774        5,410
Income taxes                                                  1,660        2,179
                                                           --------     --------
      Net income                                           $  2,114     $  3,231
                                                           ========     ========

Earnings per share:
     Basic                                                 $   0.11     $   0.15
     Diluted                                                   0.11         0.14

Number of shares used in computing earnings per share:
     Basic                                                   19,297       21,526
     Diluted                                                 19,973       23,718


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                            March 31,       December 31,
                                              2008             2007
                                           -----------      -----------

Cash                                       $    18,508      $    20,880
Restricted cash                                176,646          170,341
                                           -----------      -----------
Total Cash                                     195,154          191,221
Finance receivables                          2,026,726        2,068,004
Allowance for finance credit losses            (94,833)        (100,138)
                                           -----------      -----------
Finance receivables, net                     1,931,893        1,967,866
Residual interest in securitizations             1,868            2,274
Deferred tax assets, net                        58,845           58,835
Other assets                                    60,191           62,617
                                           -----------      -----------
                                           $ 2,247,951      $ 2,282,813
                                           ===========      ===========

Accounts payable and other liabilities     $    35,575      $    36,097
Warehouse lines of credit                      367,955          235,925
Residual interest financing                     90,000           70,000
Securitization trust debt                    1,610,649        1,798,302
Subordinated debt                               28,405           28,134
                                           -----------      -----------
                                             2,132,584        2,168,458
                                           -----------      -----------

Shareholders' equity                           115,367          114,355
                                           -----------      -----------
                                           $ 2,247,951      $ 2,282,813
                                           ===========      ===========

OPERATING AND PERFORMANCE DATA ($ IN THOUSANDS)                             At and for the
                                                                         Three months ended
                                                                             March 31,
                                                                   ----------------------------
                                                                      2008               2007
                                                                    ---------         ---------

Contract purchases                                                    176,090           330,273

Total managed portfolio                                             2,092,094         1,726,744

Average managed portfolio                                           2,112,686         1,665,891

Net interest margin (1)                                                60,328            50,985

Risk adjusted margin (2)                                               25,419            21,496

Core operating expenses (3)                                            25,584            22,091
   Annualized % of average managed portfolio                           4.84%             5.30%

Annualized return on managed assets (4)                                0.71%             1.30%

Allowance for finance credit losses as % of fin. receivables           4.68%             4.84%

Aggregate allowance as % of fin. receivables (5)                       5.83%             5.90%

Delinquencies
                                              31+ Days                 2.92%             2.10%

                                Repossession Inventory                 1.90%             1.44%

        Total Delinquencies and Repossession Inventory                 4.82%             3.55%

Annualized net charge-offs as % of average owned portfolio             6.66%             5.12%


(1)      Interest income less interest expense.
(2)      Net interest margin less provision for credit losses.
(3)      Total expenses less interest and provision for credit losses.
(4)      Pretax income divided by average managed portfolio.
(5) Includes allowance for finance credit losses and allowance for repossession inventory.